EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, par value $0.0001 per share	Other(2)	2,500,000	$6.85	(2)	$17,125,000	.0001102	$1,887.18
Total Offering Amounts			2,500,000	6.85		$17,125,000		$1,887.18
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$1,887.18

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers such additional securities that may be offered pursuant to the terms of the Chicken Soup for the Soul Entertainment, Inc. 2017 Long Term Incentive Plan (“Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, the proposed maximum offering price per share for the shares reserved for future grants under the Plan is the average of the high and low prices of our common stock as reported on the Nasdaq Global Market on October 4, 2022.